                                                                EXHIBIT 99(A)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated April 18, 2000, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer nor the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Salomon Smith Barney Inc. ("Salomon Smith Barney" or the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash
                 All of the Outstanding Shares of Common Stock

                                      of

                           Howmet International Inc.

                                      at

                             $20.00 Net Per Share

                                      by

                             HMI Acquisition Corp.
                         a Wholly Owned Subsidiary of

                                  Alcoa Inc.

        HMI Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Alcoa Inc., a Pennsylvania corporation ("Alcoa"), is offering to purchase all of the shares of common stock, par value $0.01 per share (the "Shares"), of Howmet International Inc., a Delaware corporation (the "Company"), at a price of $20.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 18, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their names and who tender directly to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. The Purchaser will pay all charges and expenses of the Dealer Manager, the Depositary and Morrow & Co., Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with
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the Offer. Following the consummation of the Offer, the Purchaser intends to effect the Howmet Merger described below.

--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MAY 15, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER NOT LESS THAN A MAJORITY OF THE THEN OUTSTANDING SHARES NOT INCLUDING THE SHARES HELD BY CORDANT TECHNOLOGIES INC. ("CORDANT"), CORDANT TECHNOLOGIES HOLDING COMPANY OR ANY OF THEIR AFFILIATES (THE "MINIMUM CONDITION") AND (II) OMEGA ACQUISITION CORP., A WHOLLY OWNED SUBSIDIARY OF ALCOA, PURCHASING SHARES OF CORDANT COMMON STOCK IN ITS TENDER OFFER (THE "CORDANT OFFER") FOR ALL OUTSTANDING SHARES OF CORDANT COMMON STOCK FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 20, 2000 (THE "CORDANT OFFER CONDITION"). THE OFFER IS ALSO SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SEE SECTION 15 OF THE OFFER TO PURCHASE.

        The purpose of the Offer is to facilitate Alcoa's acquisition of the entire equity interest in the Company in conjunction with its acquisition of Cordant. Alcoa intends, as soon as practicable following consummation of the Offer, to propose and seek to have the Company consummate a merger with the Purchaser or another direct or indirect wholly owned subsidiary of Alcoa (the "Howmet Merger"). The purpose of the Howmet Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Howmet Merger, each then outstanding Share (other than Shares owned by the Purchaser, Alcoa or any of their subsidiaries (including, following consummation of the Cordant Offer, Cordant and its subsidiaries), Shares held in the treasury of the Company and Shares owned by stockholders who perfect their dissenters' rights under the Delaware General Corporation Law ("DGCL")) would be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, on the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting such payment to tendering stockholders. Under no circumstances will interest on the purchase price of Shares be paid by the Purchaser because of any delay in making any payment. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after the timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with all required signature guarantees or, in the case of book-entry transfer, an Agent's Message (as defined in the Offer the Purchase), and (iii) any other documents required by the Letter of Transmittal.

        If by 12:00 midnight, New York City time, on Monday, May 15, 2000 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) (a) to
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terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) subject to the applicable rules and regulations of the SEC, to waive all of the unsatisfied conditions (other than the Minimum Condition and the Cordant Offer Condition) and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) to amend the Offer (other than to reduce or eliminate the Minimum Condition or to eliminate the Cordant Offer Condition).

        If all conditions to the Offer have been satisfied or waived as of the Expiration Date, the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn at such time (which Shares may not thereafter be withdrawn) and extend the Offer to provide a "subsequent offering period" for at least three business days, during which time stockholders may tender, but not withdraw, their Shares and receive the Offer consideration. The Purchaser may not extend the Offer during the subsequent offering period for more than 20 business days (for all such extensions). The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, May 15, 2000 unless the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

        Any extension of the period during which the Offer is open will be followed, as promptly as practicable, by public announcement thereof, such announcement to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares (except during the subsequent offering period.)

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date (except during the subsequent offering period) and, unless theretofore accepted for payment pursuant to the Offer, also may be withdrawn at any time after Friday, June 16, 2000. Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination will be final and binding on all parties.

        The receipt of cash in exchange for Shares pursuant to the Offer or the Howmet Merger may be taxable for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. All stockholders should
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consult with their own tax advisors as to the particular tax consequences of the
Offer and the Howmet Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Howmet Merger see
Section 5 of Offer to Purchase.

        The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

        Requests are being made to the Company for the use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

        THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

        Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below and will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.
                          445 Park Avenue, 5th Floor
                              New York, NY 10022
                          Call Collect (212) 754-8000
                Banks and Brokerage Firms Call: (800) 662-5200

                   Stockholders Please Call: (800) 566-9061


                     The Dealer Manager for the Offer is:

                             SALOMON SMITH BARNEY
                             388 Greenwich Street
                              New York, NY 10013
                        Call Toll Free: (877) 466-1850

April 18, 2000